SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 28, 2004

SBC COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

1-8610
(Commission File Number)

DELAWARE                                                 43-1301883
(State or other jurisdiction of incorporation)               (I.R.S. Employer Identification No.)

43-1301883
(I.R.S. Employer Identification No.)

175 E. Houston, San Antonio, Texas, 78205
(Address of principal executive offices and zip code)

(210) 821-4105
(Registrant’s telephone number, including area code)

Item 5.   Other Events

SBC Communications Inc. (“SBC”) today announced that it has signed a definitive agreement to sell SBC’s interest in a directory partnership in Illinois and northwest Indiana (the “Properties”) to the other partner, R. H. Donnelley Corporation, for approximately $1.45 billion in cash. The sale is subject to review by the Department of Justice. The sale is expected to close in the third quarter of 2004.

SBC expects to report a net after-tax gain of approximately $850 million on the sale.

For the six months ended June 30, 2004 and 2003, reported results from SBC’s Directory segment included revenues of approximately $234 million and $241 million and income before cumulative effect of accounting change of $57 million and $58 million from the Properties. Beginning in the third quarter, SBC will account for the Properties as a discontinued operation and restate previously reported results to reflect the sale on a comparable basis.

Information set forth in this report contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this report based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      SBC Communications Inc.

     /s/ John J. Stephens

     John J. Stephens
     Vice President and Controller

July 28, 2004